Ex.28(g)(4)

Amended and Restated Exhibit A

Exhibit A to the letter agreement relating to Rule 17f-5 and Rule 17f-7 under the Investment Company Act of 1940 between The Bank of New York Mellon and Fairholme Funds, Inc. dated May 9, 2011 is hereby amended and restated in its entirety effective as of August 31, 2023.

Portfolios

The Fairholme Fund

The Fairholme Focused Income Fund

THE BANK OF NEW YORK MELLON By: /s/ Brian J. Wilson Name: Brian Wilson Title: Senior Vice President	FAIRHOLME FUNDS, INC. By: /s/ Erica K. Kapahi Name: Erica K. Kapahi Title: Chief Compliance Officer